                                 EXHIBIT (4)(f)

                              FORM OF POLICY RIDER
                               (LIQUIDITY RIDER)

[Logo]
Transamerica Life Insurance Company                     Home Office:
A Stock Company (Hereafter called the Company, we,      4333 Edgewood Road N.E.
our or us)                                              Cedar Rapids, Iowa 52499
                                                        (319)398-8511

                           ANNUITANT:      [John Doe]
                            OWNER(S):      [John Doe]

                       POLICY NUMBER:      [07 - 12345]
                         POLICY DATE:      [January 4, 2001]


                                    WE AGREE

..    To provide annuity payments as set forth in Section 10 of this policy,

..    Or to pay Withdrawal benefits in accordance with Section 5 of this policy,

..    Or to pay death proceeds in accordance with Section 9 of this policy.

Withdrawals may be subject to surrender charges and / or an Excess Interest Adjustment reflecting changes in interest rates in accordance with Section 5 of this policy. Transfers and amounts applied to a Payment Option may also be subject to an Excess Interest Adjustment in accordance with Sections 5, 8 and 10, respectively, of this policy.

These agreements are subject to the provisions of this policy. This policy is issued in consideration of the payment of the initial premium.

This policy may be applied for and issued to qualify as a tax-qualified annuity under the applicable sections of the Internal Revenue Code.

                             20 DAY RIGHT TO CANCEL

You may cancel this policy by delivering or mailing a written notice or sending a telegram to us. You must return the policy before midnight of the twentieth day after the day You receive it. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

We will pay You an amount equal to the sum of:

..    the premiums paid; and

..    the accumulated gains or losses, if any, in the Separate Account on the date of cancellation;

unless otherwise required by law.

                        Signed for us at our home office.



/s/ Craig D. Vermie                                       /s/ Larry N. Norman
-------------------                                       -------------------
    SECRETARY                                                  PRESIDENT

     This policy is a legal contract between the policyowner and the Company

                           READ YOUR POLICY CAREFULLY

                       Flexible Premium Variable Annuity
                  Income Payable At Annuity Commencement Date
         Benefits Based On The Performance Of The Separate Account Are
  Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                               Non-Participating


AV721 101 149 1001

                             SECTION 1 - DEFINITIONS

ADJUSTED POLICY VALUE - The Policy Value increased or decreased by any Excess Interest Adjustment.

ANNUITANT - The person whose life annuity payments will be based on.

ANNUITY COMMENCEMENT DATE - The Date the Annuitant begins receiving payments from this policy. In no event can this date be later than the last day of the month in which the Annuitant attains age 98.

CASH VALUE - Amount, defined in Section 5 that can be withdrawn if the annuity is surrendered.

CUMULATIVE FREE PERCENTAGE (CFP) - The percentage (as applied to the Policy Value) which is available to You free of any surrender charge. The CFP is 10% as of the Policy Date and accumulates at 10% on each successive Policy Anniversary up to a maximum of 100%. The unused portion of the CFP in any Policy Year will be carried forward at each successive Policy Anniversary. Any portion of the CFP previously taken will reduce the CFP currently available.

CUSTODIAL CARE - Care designed essentially to help a person with the activities of daily living which does not require the continuous attention of trained medical or paramedical personnel.

DISTRIBUTION - A Withdrawal or disbursement of funds from the Policy Value or Cash Value. Policy Value and Cash Value will be reduced by any Distribution.

EARNINGS - The gains, if any, in the Policy Value.

HOSPITAL - An institution which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) operates primarily for the care and treatment of sick and injured persons on an inpatient basis, 3) provides 24-hour nursing service by or under the supervision of registered graduate professional nurses, 4) is supervised by a staff of one or more licensed Physicians, and 5) has medical, surgical and diagnostic facilities or access to such facilities.

INVESTMENT OPTIONS - Any of the Guaranteed Period Options of the Fixed Account, the Dollar Cost Averaging Fixed Account Option, and any of the Subaccounts of the Separate Account.

NURSING FACILITY - A facility which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) provides Nursing Care or Custodial Care,
3) primarily provides Nursing Care under the direction of a licensed Physician, registered graduate professional nurse, or licensed vocational nurse, except when receiving Custodial Care, and 4) is not other than incidentally a Hospital, a home for the aged, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

NURSING CARE - Care prescribed by a Physician and performed or supervised by a registered graduate nurse. Such care includes nursing and rehabilitation services available 24 hours.

PAYEE - The person to whom annuity payments will be made.

PAYMENT OPTIONS - Options through which the distribution of the Adjusted Policy Value can be directed.

PHYSICIAN - Doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of the license.

POLICY ANNIVERSARY - The anniversary of the Policy Date for each year the policy remains in force.

POLICY DATE - The date shown on the Policy Data page of this policy and the date on which this policy becomes effective.

POLICY MONTHIVERSARY - The same date each month as the Policy Date. If there is no day in the calendar month, which coincides with the Policy Date, the Policy Monthiversary will be the next business day on which the New York Stock Exchange is open for trading.

POLICY YEAR - The 12-month period following the Policy Date shown on the Policy Data page. The first Policy Year starts on the Policy Date. Each subsequent year starts on the anniversary of the Policy Date.

SEPARATE ACCOUNT - The separate investment account(s) established by us, as described in Section 6.

SUBACCOUNT - A division of the Separate Account, as described in Section 6.

SURRENDER - A partial or full withdrawal of funds from the Policy Value or Cash Value.

TERMINAL CONDITION - A condition resulting from an accident or illness which, as determined by a Physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

WITHDRAWAL - A distribution of funds from the Policy Value or Cash Value.

YOU, YOUR - The owner of this policy. Unless otherwise specified on the Policy Data page, the Annuitant and the owner shall be one and the same person.

AVB721

                             SECTION 2 - POLICY DATA


POLICY NUMBER:    [07 - 12345]               ANNUITANT:    [John Doe]

INITIAL PREMIUM
PAYMENT:          [$2,000.00]            ISSUE AGE/SEX:    [35  /  Male]


POLICY DATE:      [November 14, 2001]         OWNER(S):    [John Doe]

ANNUITY
COMMENCEMENT                                GUARANTEED
DATE:             [February 14, 2064]          MINIMUM
                                         DEATH BENEFIT
                                                OPTION:    [P]
BENEFICIARY:      [Jane Doe]



Fixed Account Guaranteed Minimum Effective Annual Interest Rate:  3%



Before the Annuity Commencement Date:


    Option P - Return of Premium Death Benefit Mortality and Expense Risk Fee and Administrative Charge:

                           Policy Years 1-3                    1.75%
                           Policy Years 4 or more              1.25%

    Option C - Annual Step-Up Death Benefit

         Mortality and Expense Risk Fee and Administrative Charge:

                           Policy Years 1-3                    1.90%
                           Policy Years 4 or more              1.40%

    Option N - Enhanced Death Benefit

         Mortality and Expense Risk Fee and Administrative Charge:

                           Policy Years 1-3                    2.00%
                           Policy Years 4 or more              1.50%


After the Annuity Commencement Date:

     Mortality and Expense Risk Fee and Administrative Charge: 1.25%

AV721 101 149 1001SP (RLS)

                          SECTION 3 - PREMIUM PAYMENTS

PAYMENT OF PREMIUMS
Premium payments may be made any time while this policy is in force before the Annuity Commencement Date. You may start or stop, increase or decrease, or skip any Premium Payments.

MAXIMUM AND MINIMUM PREMIUM PAYMENT
The premium payments may not be more than the amount permitted by law if this is a tax-qualified annuity. The minimum initial premium payment is $2,000. No minimum initial premium payment will be required for 403(b) annuities. The minimum subsequent premium payment we will accept is $50. The maximum total premium payments which we will accept without prior Company approval is $1,000,000.

PREMIUM PAYMENT DATE
The premium payment date is the date on which the premium payment is credited to the policy. The initial premium payment less any applicable premium taxes will be credited to the policy within two business days of receipt of the premium payment and the information needed. Subsequent additional premium payments will be credited to the policy as of the business day when the premium payment and required information are received. A business day is any day that the New York Stock Exchange is open for trading.

ALLOCATION OF PREMIUM PAYMENTS
Premium payments may be applied to various Investment Options, which we make available. You must indicate what percent of each premium payment to allocate to various Investment Options. Each percent may be either zero or any whole number; however, the allocation among all accounts must total 100%.

CHANGE OF ALLOCATION
You may change the allocation of premium payments to various Investment Options, by providing Us notice containing the facts that we need. Premium payments received after the date on which we receive Your notice will be applied on the basis of the new allocation.

PREMIUM TAXES
Your state may impose a premium tax. It may be imposed either when a premium payment is made, on the Annuity Commencement Date, on the date of death or on the date of full Surrender. When permitted by state law, we will not deduct the premium tax until the Annuity Commencement Date, date of death, or date of full Surrender.

                            SECTION 4 - POLICY VALUE

POLICY VALUE
On or before the Annuity Commencement Date, the Policy Value is equal to Your:

(a)  premium payments; minus
(b)  Gross Partial Withdrawals (as defined in Section 5); plus
(c)  interest credited to the Fixed Account (see Section 7); plus
(d)  accumulated gains in the Separate Account (see Section 6); minus
(e)  accumulated losses in the Separate Account (see Section 6); minus
(f)  service charges, premium taxes, rider fees and transfer fees, if any.

ADJUSTED POLICY VALUE
The Adjusted Policy Value is the Policy Value increased or decreased by any Excess Interest Adjustment. You may use the Adjusted Policy Value on the Annuity Commencement Date to provide lifetime income or income for a period certain under the Payment Options in Section 10.

SERVICE CHARGE
On each Policy Anniversary and at the time of full Surrender during any Policy Year before the Annuity Commencement Date, we reserve the right to assess a service charge up to $30 for policy administration expenses. The Service Charge will be deducted from each Investment Option in proportion to the portion of Policy Value (prior to such charge) in each Investment Option. In no event will the Service Charge exceed 2% of the Policy Value on the Policy Anniversary or at the time of full Surrender.

The Service Charge will not be deducted on a Policy Anniversary or at the time of full Surrender if, at either of these times, (1) the sum of all premium payments less the sum of all Withdrawals taken equals or exceeds $50,000;
or (2) the Policy Value equals or exceeds $50,000.

M1256

                 SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS

CASH VALUE
On or before the Annuity Commencement Date, the Cash Value is equal to the Adjusted Policy Value less any surrender charges. Information on the current amount of Your policy's Cash Value is available upon request. The Cash Value may be partially withdrawn or will be paid in the event of a full Surrender of the policy. We must receive Your written partial Withdrawal or Surrender request before the Annuity Commencement Date.

There is no Cash Value once an annuity Payment Option has been selected.

EXCESS INTEREST ADJUSTMENT
Full Surrenders, Partial Withdrawals, transfers, and amounts applied to a Payment Option (prior to the end of any Guaranteed Payment Option) from Guaranteed Period Options of the Fixed Account described in Section 7 will be subject to an Excess Interest Adjustment except as provided for in the Partial Withdrawals provision below.

An Excess Interest Adjustment applies in the following situations:

1)   When You withdraw all or any portion of Your Cash Value,
2)   When You exercise annuity Payment Options,
3) When death proceeds are calculated. However, death proceeds will not be reduced if the Excess Interest Adjustment is negative.

The Excess Interest Adjustment is only applied to transactions affecting the Guaranteed Period Options of the Fixed Account (see Section 7) and is based on any change in interest rates from the time the affected Guaranteed Period(s) started until the time the Excess Interest Adjustment occurs. The Excess Interest Adjustment is applied as follows:

1) The Excess Interest Adjustment is only applied when the transactions occur prior to the end of any Guaranteed Period Option;
2) Transfers to the Guaranteed Period Options of the Fixed Account are considered Premium Payments for purposes of determining the Excess Interest Adjustment;
3) The Excess Interest Adjustment is distinct from, and is applied prior to, the surrender charge;
4)   The Excess Interest Adjustment may affect the death proceeds defined in
     Section 9;
5) If interest rates have decreased from the time the affected Guaranteed Period(s) started until the time the transaction occurs, the Excess Interest Adjustment will result in additional funds available to You;
6) If interest rates have increased from the time the affected Guaranteed Period(s) started until the time the transaction occurs, the Excess Interest Adjustment will result in a decrease in the funds available to You;
7) Certain amounts are not subject to the Excess Interest Adjustment as provided in Sections 5, 7 and 8.

The formula for determining the amount of the Excess Interest Adjustment is as follows:

Excess Interest Adjustment = S x (G-C) x (M/12)
where:    S    is the gross (that is, before surrender charges and premium taxes, if any) amount being Surrendered, partially withdrawn, transferred, or applied to a Payment Option that is subject to the Excess Interest Adjustment.
          G    is the guaranteed interest rate for the Guaranteed Period
               applicable to "S".
          C    is the current guaranteed interest rate then being offered on new
               Premium Payments for the next longer Guaranteed Period than "M".
               If this policy form or such a Guaranteed Period Option is no longer offered, "C" will be the U.S. Treasury rate for the next longer maturity (in whole years) than "M" on the 25th day of the previous calendar month, plus up to 2%.
          M    is the number of months remaining in the Guaranteed Period for
               "S", rounded up to the next higher whole number of months.

Upon full Surrender, the Excess Interest Adjustment (EIA) for each Guaranteed Period Option will not reduce the Adjusted Policy Value for that Guaranteed Period Option below the amount paid into, less any prior Withdrawals and transfers from, that Guaranteed Period Option, plus interest at the 3% guaranteed effective annual interest rate. Upon full surrender, the cumulative interest in the Guaranteed Period Options at the time of surrender will not be subject to an EIA.

U1256

PARTIAL WITHDRAWALS
We will pay You a portion of the Cash Value as a Partial Withdrawal provided we receive Your written request while the policy is in effect and before the Annuity Commencement Date. When You request a Partial Withdrawal You must tell us how it is to be allocated from among the Investment Options. If Your request for a Partial Withdrawal from any Investment Option is less than or equal to the Cash Value in that option, we will pay the amount of Your request. However, if Your request for a Partial Withdrawal from any Investment Option is greater than the Cash Value in that option, we will pay You the Cash Value of that Investment Option.

The Gross Partial Withdrawal is the total amount which will be deducted from Your Policy Value as a result of each Partial Withdrawal. The Gross Partial Withdrawal may be more or less than Your requested Partial Withdrawal amount, depending on whether surrender charges and/or Excess Interest Adjustments apply at the time You request the Partial Withdrawal.

The Excess Partial Withdrawal amount is the portion of the requested Partial Withdrawal that is subject to surrender charge (that is, the portion which is in excess of the surrender charge-free portion). For example, if the requested withdrawal amount is $1,000, and the surrender charge-free amount is $200, then the Excess Partial Withdrawal would be $800. Excess Partial Withdrawals will reduce the Policy Value by an amount equal to (X-Y+Z) where:

X =    Excess Partial Withdrawal
A =    Amount of Partial Withdrawal subject to Excess Interest Adjustment
Y = Excess Interest Adjustment = (A) x (G-C) x (M/12) where G, C and M are defined in the Excess Interest Adjustment provision above, with "A" substituted for "S" in the definitions of G and M.
Z =    surrender charge on X minus Y.

The formula for determining the Gross Partial Withdrawal is as follows:

Gross Partial Withdrawal = R - EIA + SC, where:

R      is the requested Partial Withdrawal;
EIA    is the Excess Interest Adjustment; and
SC     is the surrender charge on (EPW - EIA); where
EPW    is the Excess Partial Withdrawal Amount
       (the portion of the requested Partial Withdrawal that is subject to surrender charge).

If any Partial Withdrawal reduces the Cash Value below $500, we reserve the right to pay the full Cash Value and terminate the policy.

We may delay payment of the Cash Value from the Fixed Account for up to 6 months after we receive the request. If the owner dies after we receive the request, but before the request is processed, the request will be processed before the death proceeds are determined.

Each Partial Withdrawal consists of a portion that is subject to a surrender charge (that is, the Excess Partial Withdrawal) and a remaining portion that is free from surrender charge (that is, the surrender charge-free amount). Either portion may be zero (0) depending on the Partial Withdrawal requested and prior amounts withdrawn.

Partial Withdrawals in the amount of the cumulative interest in the Guaranteed Period Option(s) of the Fixed Account at the time of withdrawal may be withdrawn from the GPO(s) of the Fixed Account free of any Excess Interest Adjustment.

Amounts withdrawn under one of the options below may reduce the amount available free of surrender charges under another option. Surrender charges and/or EIA may be waived as described below:

LUMP SUM
Beginning in the first Policy Year, You may withdraw, free from surrender charges an amount ($500 minimum) up to the Cumulative Free Percentage (CFP) times the Policy Value at the time of, but prior to, the withdrawal. On the Policy Date the CFP is 10%. Thereafter, 10% will be added to the CFP on each Policy Anniversary. Any partial Withdrawals will reduce the CFP by the ratio of the amount withdrawn to the Policy Value at the time of, but prior to, the partial Withdrawal. The CFP will not be in excess of 100% nor less than zero.

P1243

SYSTEMATIC PAYOUT OPTION
Beginning in the first Policy Year, a Systematic Payout Option (SPO) is available on a monthly, quarterly, semi-annual or annual basis. At the time a SPO payout is made, such payout must be at least $50 and may not exceed 10% of the Policy Value at the time a SPO payout is made divided by the number of payouts made per year (e.g. 12 for monthly).

No surrender charges will apply to the SPO payout. SPO payouts from the Guaranteed Period Options of the Fixed Account which are in excess of the cumulative interest in the applicable Guaranteed Period Options at the time of the SPO payout will be subject to an EIA. Monthly and quarterly payouts must be sent through electronic funds transfer directly to a checking or savings account. You may start or stop SPO payouts at any time; however, 30 days' written notice is required to stop SPO payouts.

Once You have elected a SPO, You must wait a minimum time before the first SPO payment: 1 month for a monthly SPO, 3 months for quarterly, 6 months for semi-annual, or 12 months for annual.

MINIMUM REQUIRED DISTRIBUTION
For tax-qualified plans, Partial Withdrawals taken to satisfy minimum distribution requirements under Section 401(a)(9) of the Internal Revenue Code
(IRC) are available with no surrender charges and no Excess Interest Adjustments. The amount available from this policy with respect to the minimum distribution requirement is based solely on this policy.

The owner must be at least 70 1/2 years old in the calendar year of distribution, must submit a written request to us and must take the distribution before year-end. If the owner attains age 70 1/2 in the calendar year of distribution, a written request, which is postmarked no later than the end of the current calendar year, must be submitted to us.

Systematic minimum distributions must be at least $50 or a lump sum distribution is available if minimum required distributions are less than $50.

Any amount requested in excess of the IRC minimum required distribution will have the appropriate surrender charges and Excess Interest Adjustments applied, unless the excess Distribution qualifies as surrender charge-free or Excess Interest Adjustment-free under any additional options provided.

NURSING CARE AND TERMINAL CONDITION WITHDRAWAL OPTION
Beginning in the first Policy Year, if the owner or owner's spouse (Annuitant or Annuitant's spouse if the owner is not a natural person) has been 1) confined in a Hospital or Nursing Facility for 30 consecutive days or 2) diagnosed as having a Terminal Condition, You may elect to withdraw all or a portion of the Policy Value without surrender charges and without an Excess Interest Adjustment. The minimum Withdrawal under this option is $1000. This option is available even during the Policy Years in which other partial withdrawal options were exercised prior to Nursing Care.

For Nursing Care, we must receive each Withdrawal request and proof of eligibility with each request no later than 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. However, in no event, except the absence of legal capacity, shall the notice and proof be provided later than one year following the date that confinement has ceased. Proof of confinement may be a Physician's statement or a statement from a Hospital or Nursing Facility administrator. For a Terminal Condition, we must receive each Withdrawal request and the applicable proof of eligibility no later than one year following diagnosis of the Terminal Condition. Proof of a Terminal Condition is required only with the initial Withdrawal request and must be furnished by the owner's, owner's spouse's, Annuitant's, or Annuitant's spouse's Physician.

UNEMPLOYMENT WAIVER
Beginning in the first Policy Year, You may withdraw all or a portion of the Policy Value free of any surrender charges and free of any Excess Interest Adjustment if the owner or owner's spouse (Annuitant or Annuitant's spouse, if the owner is not a natural person) becomes unemployed. In order to qualify, the owner or owner's spouse (Annuitant or Annuitant's spouse, if the owner is not a natural person) 1) must have been employed full-time for at least two years prior to their becoming unemployed, 2) must have been employed full-time on the Policy Date, 3) must have been unemployed for at least 60 consecutive days at the time of Withdrawal and 4) must have a minimum Cash Value at the time of Withdrawal of $5000. Proof of unemployment will consist of providing us with a determination letter from the applicable State's Department of Labor, which verifies that the owner or owner's spouse (Annuitant or Annuitant's spouse, if the owner is not a natural person) qualify for and are receiving unemployment benefits at the time of Withdrawal. We must receive the determination letter no later than 15 days following the date of the Withdrawal request.

PB1243

SURRENDER CHARGES
Amounts withdrawn in excess of the surrender charge-free amount specified in the withdrawal provisions above are subject to a surrender charge. The amount of this charge, if any, will be a percentage, as shown in the table below, of the amount of premium withdrawn:

              Number of Years                   Percentage of
               Since Premium                  Premium Withdrawn
                Payment Date

                 0-1                                  6%
                 1-2                                  6%
                 2-3                                  6%
                 3-4                                  4%
                 4-5                                  2%
                 5 or more                            0%

In any event, surrender charges will be waived after the tenth Policy Year.

For surrender charge purposes, all earnings are considered to be withdrawn first. After all earnings are withdrawn then the oldest premium payment is the first premium payment considered to be withdrawn. If the amount withdrawn exceeds this, the next oldest premium payment is considered to be withdrawn, and so on until the most recent premium payments are deemed to be withdrawn (the procedure being applied to Withdrawals of premium is a "First-In, First-Out" or FIFO procedure).

GUARANTEED RETURN OF FIXED ACCOUNT PREMIUM PAYMENTS
Upon full Surrender of the policy, You will always receive at least the premium payments made to, less prior Withdrawals and transfers from, the Fixed Account.

MINIMUM VALUES
Benefits available under this policy, including any paid up annuity or death benefits that may be available, are not less than those required by any statute of the state in which the policy is delivered.

                          SECTION 6 - SEPARATE ACCOUNT

SEPARATE ACCOUNT
We have established and will maintain one or more Separate Account(s), under the laws of the state of Iowa. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this policy, as well as for other variable annuity policies. Any Separate Account may invest assets in shares of one or more mutual fund portfolio, or in the case of a managed Separate Account, direct investments in stocks or other securities as permitted by law. Fund shares refer to shares of underlying mutual funds or prorata ownership of the assets held in a Subaccount of a managed Separate Account. Fund shares are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any Subaccount of the Separate Account.

The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, subject to regulations governing the Separate Account, to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

We will determine the fair market value of the assets of the Separate Account in accordance with a method of valuation, which we establish in good faith. Valuation Period means the period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally the close of business on each day on which the New York Stock Exchange is open.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account", as used in the policy, shall then mean the Separate Account to which the assets were transferred.

We also reserve the right, when permitted by law to:

(a)  deregister the Separate Account under the Investment Company Act of 1940;
(b)  manage the Separate Account under the direction of a committee at any time;
(c) restrict or eliminate any voting rights of policy owners or other persons who have voting rights as to the Separate Account;
(d)  combine the Separate Account with one or more other Separate Accounts;
(e)  create new Separate Accounts;
(f) add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts; and
(g) add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing fund.

V1263

The Net Asset Value of a fund share is the per-share value calculated by the mutual fund or, in the case of a managed Separate Account, by the Company. The Net Asset Value is computed by adding the value of the Subaccount's investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net Asset Values of fund shares reflect investment advisory fees and other expenses incurred in managing a mutual fund or a managed Separate Account.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY OF A MUTUAL FUND
If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of Iowa or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

CHARGES AND DEDUCTIONS
The Mortality and Expense Risk Fee and the Administrative Charge are each deducted both before and after the Annuity Commencement Date to compensate for changes in mortality and expenses not anticipated by the mortality and administration charges guaranteed in the policy.

The Service Charge is deducted prior to the Annuity Commencement Date only.

If the Mortality and Expense Risk Fee is more than sufficient, the Company will retain the balance as profit or may reduce this fee in the future.

ACCUMULATION UNITS
The Policy Value in the Separate Account before the Annuity Commencement Date is represented by accumulation units. The dollar value of accumulation units for each Subaccount will change from day to day reflecting the investment experience of the Subaccount.

Premium Payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased in a Subaccount will be determined by dividing the amount allocated to or transferred to that Subaccount, by the value of an accumulation unit for that Subaccount on the premium payment or transfer date.

The number of accumulation units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the Withdrawal or transfer date.

The value of an accumulation unit on any business day is determined by multiplying the value of that unit at the end of the immediately preceding valuation period by the net investment factor for the valuation period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the result of:
     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current Valuation Period; plus
     (2) the per share amount of any dividend or capital gain Distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.
(b) is the Net Asset Value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.
(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge before the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data Page of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

VB1263

                            SECTION 7 - FIXED ACCOUNT

FIXED ACCOUNT
Premium payments applied to and any amounts transferred to the Fixed Account will reflect a fixed interest rate. The interest rates we set will be credited for increments of at least one year measured from each premium payment or transfer date. These rates will never be less than an effective annual interest rate of 3%.

GUARANTEED PERIODS
We may offer optional Guaranteed Period Options, into which premium payments may be paid or amounts transferred. The current interest rate we set for funds entering each Guaranteed Period Option (GPO) is guaranteed until the end of that option's Guaranteed Period. At that time, the premium payment made or amount transferred into the GPO, less any Withdrawals or transfers from that GPO, plus accrued interest, will be rolled into a new GPO or may be transferred to any Subaccount(s) within the Separate Account(s).

You may choose the Investment Option(s) You want the funds rolled into by giving us a written notice within 30 days before the end of the expiring option's Guaranteed Period. However, any Guaranteed Period elected may not extend beyond the maximum Annuity Commencement Date defined in Section 11. In the absence of such election, the funds will be rolled into a new GPO which is the same as the expiring GPO unless that GPO is no longer offered, in which case, the next shorter GPO offered will be used. You will be mailed a notice of completion of the rollover with the new interest rate applicable. The new GPO will be deemed as accepted if we do not receive a written rejection within 30 days from the postmark date of the completion notice.

We reserve the right for new premium payments, transfers, or rollovers to offer or not to offer any GPO, except that we will always offer at least a one-year GPO.

When funds are withdrawn or transferred from a GPO, the policy value associated with the oldest premium payment or rollover is considered to be withdrawn/transferred first. If the amount withdrawn/transferred exceeds the policy value associated with the oldest premium, the policy value associated with the next oldest premium payment or rollover is considered to be withdrawn/transferred next, and so on until the policy value associated with the most recent premium payment or rollover is considered to be withdrawn/transferred (this is a "First-In, First-Out" or FIFO basis).

Partial Withdrawals, Surrenders, transfers, and amounts applied to a Payment Option from the Guaranteed Period Option(s) are subject to an Excess Interest Adjustment as described in Section 5.

DOLLAR COST AVERAGING FIXED ACCOUNT OPTION
We may offer one or more Dollar Cost Averaging (DCA) Fixed Account Options separate from the Guaranteed Period Options. These options will have a one-year interest rate guarantee. The current interest rate we set for the DCA Fixed Account may differ from the rates credited on the one-year GPO in the Fixed Account. In addition, the current interest rate we credit may vary on different portions of the DCA Fixed Account. The credited interest rate will never be less than the minimum effective annual interest rate of 3%. The DCA Fixed Account Option will only be available under a Dollar Cost Averaging program as described in Section 8.

                              SECTION 8 - TRANSFERS

A.   TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE
Prior to the Annuity Commencement Date, You may transfer the value of the accumulation units from one Investment Option to another by providing Us notice containing the facts that we need.

Transfers of Policy Value from a GPO of the Fixed Account are only allowed at the end of the applicable Guaranteed Period. However, prior to the end of the applicable Guaranteed Period, we may at our discretion, offer You the option to transfer an amount equal to the interest credited in the GPOs to other Investment Options on a "First-In, First-Out" basis. Such transfers may be made monthly, quarterly, semi-annually, or annually. Each such transfer must be at least $50 and will not be subject to an Excess Interest Adjustment. The maximum transfer permitted from any GPO before the end of the Guaranteed Period will be the cumulative interest for that GPO at the time of, but prior to, the transfer. No Excess Interest Adjustment will apply to Policy Value transfers at the end of the applicable Guaranteed Period.

Transfers of Policy Value from the Separate Account are subject to a minimum of $500 or the entire Subaccount Policy Value, if less. However, if the remaining Subaccount Policy Value is less than $500, we reserve the right to include that amount as part of the transfer.

You may choose which GPO to transfer to or from; however, any GPO elected may not extend beyond the maximum Annuity Commencement Date defined in Section 11.

No transfers will be allowed out of the Dollar Cost Averaging Fixed Account Option except through the Dollar Cost Averaging Option.

L997

We reserve the right to limit transfers to no more than 12 in any one Policy Year. Any transfers in excess of 12 per Policy Year may be charged a $10 per transfer fee. Transfers among multiple Investment Options will be treated as one transfer in determining the number of transfers that have occurred. We also reserve the right to prohibit transfers to the Fixed Account if we are crediting an effective annual interest rate of 3%.

The policy was not designed for professional market timing organizations or other persons that use programmed, large, or frequent transfers. The use of such transfers may be disruptive to an underlying portfolio. We reserve the right to reject any transfer request from any person in the interest of overall fund management or, if, in our judgment, an underlying fund would be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected or if an underlying fund would reject our purchase order. We also reserve the right to revoke Your telephone, fax, and electronic transfer privileges at any time without revoking all owner's telephone, fax and electronic transfer privileges.

DOLLAR COST AVERAGING OPTION
Prior to the Annuity Commencement Date, You may instruct us to automatically transfer a specified amount from the Money Market Subaccount or out of the Dollar Cost Averaging (DCA) Fixed Account Option to any other Subaccount(s) of the Separate Account. The automatic transfers can occur monthly or quarterly.

Prior to the Annuity Commencement Date, no transfers, (except through Dollar Cost Averaging) will be allowed from a DCA Fixed Account. Transfers will continue until the elected Subaccount or DCA Fixed Account value is depleted. The amount transferred each time must be at least $500. All transfers from the DCA account will be the same amount as the initial transfer. Changes to the Subaccounts to which these transfers are allocated are not restricted. Transfers must be scheduled for at least 6, but not more than 24 months or for at least 4, but not more than 8 quarters each time the Dollar Cost Averaging program is started or restarted following termination of the program for any reason.

Dollar Cost Averaging results in the purchase of more accumulation units when the value of the accumulation unit is low, and fewer accumulation units when the value of the accumulation unit is high. However, there is no guarantee that the Dollar Cost Averaging program will result in higher Policy Values or will otherwise be successful.

Dollar Cost Averaging may be discontinued after satisfying the minimum number of required transfers by sending written notice to us. While Dollar Cost Averaging is in effect, Asset Rebalancing is not available.

ASSET REBALANCING
Prior to the Annuity Commencement Date, You may instruct us to automatically transfer amounts among the Subaccounts of the Separate Account on a regular basis to maintain a desired allocation of the Policy Value among the various Subaccounts offered. Rebalancing will occur on a monthly, quarterly, semi-annual or annual basis, beginning on a date selected by You. You must select the percentage of the Policy Value desired in each of the various Subaccounts offered (totaling 100%). Any amounts in the Fixed Account are ignored for the purposes of Asset Rebalancing. Rebalancing can be started, stopped or changed at any time. Asset Rebalancing is not available while Dollar Cost Averaging is in effect. Rebalancing will cease as soon as we receive a request for any other transfer.

B.   TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE
After the Annuity Commencement Date, You may transfer the value of the variable annuity units from one Subaccount to another within the Separate Account or to the Fixed Account. If You want to transfer the value of the variable annuity units, You must provide a notice containing the facts that we need. We reserve the right to limit transfers between the Subaccounts or to the Fixed Accounts to once per Policy Year.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer.

After the Annuity Commencement Date, no transfers may be made from the Fixed Account to any other Investment Options.

LB997

                           SECTION 9 - DEATH PROCEEDS

A.   DEATH PROCEEDS PRIOR TO ANNUITY COMMENCEMENT DATE
The amount of death proceeds will be the greatest of (a), (b) or (c) where:

(a) is the Policy Value on the date we receive due proof of death and an election of a method of settlement;
(b) is the Cash Value on the date we receive due proof of death and an election of a method of settlement, and;
(c) is the Guaranteed Minimum Death Benefit (GMDB), if any, plus any additional premium payments received, less any Gross Partial Withdrawals from the date of death to the date of payment of death proceeds.

If You have not selected a Payment Option by the date of death, the beneficiary may make such election within one year of the date we receive due proof of the Annuitant's death as described in C below. The beneficiary may elect to receive the death proceeds as a lump sum payment or may use the death proceeds to provide any of the annuity Payment Options described in Section 10. Interest on death proceeds will be paid as required by law.

B.   GUARANTEED MINIMUM DEATH BENEFIT
The amount of the Guaranteed Minimum Death Benefit (GMDB) is based on the death benefit option shown on the Policy Data Page. You may not change the GMDB option after the policy is issued.

Option P: Return of Premium Death Benefit

     This GMDB is equal to the total premiums paid for this policy, less any Adjusted Partial Withdrawals (as described below), as of the date of death.

Option C:  Annual Step-Up Death Benefit

     This GMDB is equal to:

     (1) the largest Policy Value on the Policy Date or on any Policy Anniversary prior to the earlier of the date of death or the Annuitant's 81st birthday; plus
     (2) any premium payments subsequent to the date of the Policy Anniversary with the largest Policy Value; minus
     (3) any Adjusted Partial Withdrawals (as described below), subsequent to the date of the Policy Anniversary with the largest Policy Value.

Option N: Enhanced Death Benefit

     This GMDB is equal to the greater of (1) and (2) where:

     (1)  is a 6% Annually Compounding through age 80 Death Benefit, equal to:

          a) the total Premium Payments; minus Adjusted Partial Withdrawals, (as described below); plus
          b) interest accumulated at 6% per annum from the payment or withdrawal date to the earlier of the date of death or the Annuitant's 81st birthday.

     (2)  is a Monthly Step-Up through age 80 Death Benefit, equal to:

          a) the largest Policy Value on the Policy Date or on any Policy Monthiversary prior to the earlier of the date of death or the Annuitant's 81st birthday; plus
          b) any Premium Payments subsequent to the date of any Policy Monthiversary with the largest Policy Value; minus
          c) any Adjusted Partial Withdrawals (as described below), subsequent to the date of the Policy Monthiversary with the largest Policy Value.

A Partial Withdrawal taken as provided in Section 5 will reduce the Guaranteed Minimum Death Benefit by an amount referred to as the "Adjusted Partial Withdrawal". The Adjusted Partial Withdrawal may be a different amount than the Gross Partial Withdrawal described in Section 5. The Adjusted Partial Withdrawal is the total amount deducted from the GMDB as a result of a Partial Withdrawal as used in the GMDB provision. It is equal to the Gross Partial Withdrawal described in Section 5, multiplied by an Adjustment Factor. The Adjustment Factor is equal to the amount of the death proceeds prior to the Partial Withdrawal divided by the Policy Value prior to the Partial Withdrawal.

D420

C.   DEATH PRIOR TO ANNUITY COMMENCEMENT DATE

Death proceeds are payable contingent upon the relationships between the owner, Annuitant, and beneficiary as outlined below. The policy must be Surrendered upon settlement or on proof of death.

If there is a surviving owner(s), the surviving owner(s) automatically takes the place of any beneficiary designation.

I.   Annuitant Death

     When we have due proof that the Annuitant died before the Annuity Commencement Date, we will provide the death proceeds to the beneficiary.

     a) Beneficiary is the deceased Annuitant's surviving spouse. The beneficiary may elect to continue this policy as owner and Annuitant rather than receiving the death proceeds. If the policy is continued, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value. This is a one-time only Policy Value adjustment applied at the time the policy is continued, and the Guaranteed Minimum Death Benefit will continue on as applicable. If the policy is continued, all current surrender charges will be waived.

          If this beneficiary elects to have the death proceeds paid, the death proceeds must be distributed:

          (1) by the end of 5 years after the date of the deceased Annuitant's death, or

          (2) payments must begin no later than one year after the deceased Annuitant's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy.

     b) Beneficiary is not the deceased Annuitant's surviving spouse. The death proceeds must be distributed as provided in I.a)(1) or I.a)(2) above.

     c) Death proceeds which are not paid to or for the benefit of a natural person must be distributed by the end of 5 years after the date of the deceased Annuitant's death.

II.  Owner Death

     If the deceased owner is also the Annuitant, section C.I. Annuitant Death applies.

     If the deceased owner is not the Annuitant, the deceased owner's estate will become the new owner (or the estate may name a new owner). The Executor or Administrator must be named in a form acceptable to us. All current surrender charges are waived. The Adjusted Policy Value must be distributed by the end of 5 years after the date of the deceased owner's death.

III. More than one Owner.

     If there is more than one owner, then the death of any owner will be treated as the death of the owner. If the deceased owner is not the Annuitant, the surviving owner(s) will continue as owner(s) of the contract. Only surviving spouses can continue the contract tax deferred. All current surrender charges will be waived. The deceased owner's estate does not become an owner.

     In cases where there are more than one owner and the Annuitant who is not an owner dies, the death proceeds will be paid to the surviving owners as beneficiaries in equal percentages.

DB420

D.   DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

The death proceeds on or after the Annuity Commencement Date depend on the Payment Option selected. If any owner dies on or after the Annuity Commencement Date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy will be distributed to the owner's beneficiary at least as rapidly as under the method of distribution being used as of the date of that owner's death.

E.   AN OWNER IS NOT AN INDIVIDUAL

In the case of a non tax-qualified annuity, if any owner or beneficial owner is not an individual, then for purposes of the federal income tax mandatory distribution provisions in subsection C or D above, (1) the primary Annuitant will be treated as the owner of the policy, and (2) if there is any change in the primary Annuitant, such a change will be treated as the death of the owner.



                          SECTION 10 - ANNUITY PAYMENTS

A.   GENERAL PAYMENT PROVISIONS

Payment
If this policy is in force on the Annuity Commencement Date, we will use the Fixed Account portion and/or the Separate Account portion of the Adjusted Policy Value to make annuity payments to the Payee under Option 3 and/or 3-V, respectively, with 10 years certain, or if elected, under one or more of the other options described in this section. However, the option(s) elected must provide for lifetime income or income for a period of at least 60 months. You will become the Annuitant at the Annuity Commencement Date. Payments will be made at 1, 3, 6 or 12-month intervals. We reserve the right to change the frequency of payments to avoid making payments of less than $50.00.

Before the Annuity Commencement Date, if the death proceeds become payable or if You Surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

Adjusted Age
Payments under Options 3 and 5 and the first payment under Options 3-V and 5-V are determined based on the adjusted age of the Annuitant. The adjusted age is the Annuitant's actual age on the Annuitant's nearest birthday, at the Annuity Commencement Date, adjusted as follows:

        Annuity
   Commencement Date               Adjusted Age
   -----------------               ------------
      Before 2010               Actual Age
      2010 - 2019               Actual Age minus 1
      2020 - 2026               Actual Age minus 2
      2027 - 2033               Actual Age minus 3
      2034 - 2040               Actual Age minus 4
      After 2040                Determined by us

Election of Optional Method of Payment
Before the Annuity Commencement Date You can elect or change a Payment Option. You may elect, in a notice You sign which gives us the facts that we need, annuity payments that may be either variable, fixed, or a combination of both. If You elect a combination, You must also tell us what part of the policy proceeds on the Annuity Commencement Date are to be applied to provide each type of payment. (You must also specify which Subaccounts.) The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable Payment Option will reflect the investment performance of the selected Subaccount of the Separate Account.

S1093

Payee
Unless You specify otherwise, the Payee shall be the Annuitant, or the beneficiary as defined in the Beneficiary provision in Section 11.

Proof of Age
We may require proof of the age of any person who has an annuity purchased under Options 3, 3-V, 5 and 5 -V of this section before we make the first payment.

Minimum Proceeds
If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to a Payment Option.

Premium Tax
We may be required by law to pay premium tax on the amount applied to a Payment Option. If so, we will deduct the premium tax before applying the proceeds.

Supplementary Contract
Once proceeds become payable and a Payment Option has been selected, we will issue a supplementary contract to reflect the terms of the selected option. The contract will name the Payee(s) and will describe the payment schedule.

B.   FIXED ACCOUNT PAYMENTS
Guaranteed Payment Options
The fixed account payment is determined by multiplying each $1,000 of policy proceeds allocated to a fixed Payment Option by the amounts shown on page 18 for the option You select. Options 1, 2 and 4 are based on a guaranteed interest rate of 3%. Options 3 and 5 are based on a guaranteed interest rate of 3% and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G. The "Annuity 2000" mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

Option 1 - Interest Payments
We will pay the interest on the amount we use to provide annuity payments in equal payments or this amount may be left to accumulate for a period of time we and You agree to. We and You will agree on Withdrawal rights when You elect this option. The interest rate we declare for this option may be different than the interest rate(s) credited prior to the Annuity Commencement Date.

Option 2 - Income for a Specified Period
We will make level payments only for the fixed period You choose. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person's beneficiary or their present value may be paid in a single sum. No funds will remain at the end.

Option 3 - Life Income - You may choose between:
1. No Period Certain - We will make level payments only during the Annuitant's lifetime.
2. 10 Years Certain - We will make level payments for the longer of the Annuitant's lifetime or ten years.
3. Guaranteed Return of Policy Proceeds - We will make level payments for the longer of the Annuitant's lifetime or until the total dollar amount of payments we made to You equals the amount applied to this option.
4. Life with Emergency Cash - We will make level payments during the Annuitant's lifetime, but the annuity may be surrendered (in full or part). The cash value is equal to a multiple of the payment where that multiple reduces over time to zero at age 101. A surrender charge will be applied. Should the Annuitant die before age 101 (or IRS Age Limitation Date if earlier and the contract is qualified), the same cash value would be payable, but without the surrender charge.

Option 4 - Income of a Specified Amount
Payments are made for any specified amount until the amount applied to this option, with interest, is exhausted. This will be a series of level payments followed by a smaller final payment. In the event of the death of the person receiving payments prior to the time proceeds with interest are exhausted, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.

SB1093

Option 5 - Joint and Survivor Annuity - You may choose between:

1. No Period Certain - Payments are made during the joint lifetime of the Payee and a joint Payee of Your selection. Payments will be made as long as either person is living.

2. Life with Emergency Cash - Level payments will be made during the joint lifetime of the Payee and a joint Payee of Your selection. Payments will be made as long as either person is living, but the annuity may be surrendered (in full or part). The cash value is equal to a multiple of the payment, where that multiple reduces over time to zero at age 101 of the younger Annuitant. A surrender charge will be applied. Should the last surviving Annuitant die before age 101 (or IRS Age Limitation Date if earlier and the contract is qualified), the same cash value would be payable, but without the surrender charge.

Current Payment Options
The amounts shown in the tables on page 18 are the guaranteed amounts. Current amounts offered to individuals of the same class may be obtained from us.

C.       VARIABLE ACCOUNT PAYMENT OPTIONS
Variable Annuity Units
The policy proceeds You tell us to apply to a variable Payment Option will be used to purchase variable annuity units in Your chosen Subaccounts. The dollar value of variable annuity units in Your chosen Subaccounts will increase or decrease reflecting the investment experience of Your chosen Subaccounts. The value of a variable annuity unit in a particular Subaccount on any business day is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the variable annuity unit value for that Subaccount on the immediately preceding business day;
(b)  is the net investment factor for that Subaccount for the Valuation Period;
     and
(c)  is the Assumed Investment Return adjustment factor for the Valuation
     Period.

The Assumed Investment Return adjustment factor for the valuation period is the product of discount factors of .99986634 per day to recognize the 5.0% effective annual Assumed Investment Return.

The net investment factor used to calculate the value of a variable annuity unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the net result of:
     (1) the net asset value of a fund share held in that Subaccount determined as of the end of the current valuation period; plus
     (2) the per share amount of any dividend or capital gain Distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of the Subaccount.
(b) is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.
(c) is a factor representing the Mortality and Expense Risk Fee and Administrative Charge applicable after the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data Page of the daily net asset value of a fund share held in the Separate Account for that Subaccount.

Determination of the First Variable Payment
The amount of the first variable payment is determined by multiplying each $1,000 of policy proceeds allocated to a variable Payment Option by the amounts shown on page 20 for the variable option You select. The tables are based on a 5% effective annual Assumed Investment Return and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G. The "Annuity 2000" mortality rates are adjusted based on improvements in mortality since 2000 to more appropriately reflect increased longevity. This is accomplished using a set of improvement factors referred to as projection scale G.

C851

Option 3-V - Life Income - You may choose between:

1. No Period Certain - Payments will be made during the lifetime of the Annuitant.
2. 10 Years Certain - Payments will be made for the longer of the Annuitant's lifetime or ten years. In the event of the death of the person receiving payments prior to the end of the guarantee period for which the election was made, payments will be continued to that person's beneficiary or their present value may be paid in a single sum.
3. Life with Emergency Cash - We will make payments during the Annuitant's lifetime, but the annuity may be surrendered (in full or part). The cash value is equal to a multiple of the Supportable Payment (see definition below), where that multiple reduces over time to zero at age 101. A surrender charge will be applied. Should the Annuitant die before age 101 (or IRS Age Limitation Date if earlier and the contract is qualified), the same cash value would be payable, but without the surrender charge.

Option 5-V - Joint and Survivor Annuity - You may choose between:

1. No Period Certain - Payments are made as long as either the Annuitant or the joint Annuitant is living.

2. Life with Emergency Cash - Payments will be made during the joint lifetime of the Payee and a joint Payee of Your selection. Payments will be made as long as either person is living, but the annuity may be surrendered (in full or part). The cash value is equal to a multiple of the Supportable Payment (see definition below), where that multiple reduces over time to zero at age 101 of the younger Annuitant. A surrender charge will be applied. Should the last surviving Annuitant die before age 101 (or IRS Age Limitation Date if earlier and the contract is qualified), the same cash value would be payable, but without the surrender charge.

Optional Initial Payment Guarantee
Upon annuitization, You may elect an option that guarantees Your variable annuity payments will never be less than a percentage of the initial variable annuity payment. You cannot terminate the payment guarantee after You have selected the option. The percentage applicable to the initial payment and the fee for the option will be those currently applicable at the time of annuitization.

Supportable Payment
The Supportable Payment is the sum of each selected Subaccount's variable annuity unit value times the number of variable annuity units. The variable annuity units are adjusted to reflect the year-to-date difference between the stabilized payment and the payment had they not been stabilized. Supportable Payments are used to determine surrender values, death benefits and transfers.

Determination of Subsequent Variable Payments
The amount of each variable annuity payment after the first will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected Subaccounts. Each variable annuity payment after the first will be equal to the number of variable annuity units in the selected Subaccounts multiplied by the variable annuity unit value on the date the payment is made. The number of variable annuity units in each selected Subaccount is determined by dividing the first variable annuity payment allocated to the Subaccount by the variable annuity unit value of that Subaccount on the Annuity Commencement Date. If "Life with Emergency Cash" is chosen (Option 3-V(3) or 5-V(2)), or if the Optional Initial Payment Guarantee Rider is chosen, payments would be "stabilized" (would change only once per year) but "value adjustments" would be made to ensure full value would be received.

CB851

                    GUARANTEED FIXED ACCOUNT PAYMENT OPTIONS

   The amounts shown in these tables are the guaranteed amounts for each 1,000 of the proceeds. Higher current amounts may be available
                           at the time of settlement.

----------------------------------------------------------------------------------------------------------------
     Option 2, Table I            Option 3, Table II         Option 3, Table III        Option 3, Table IV
----------------------------------------------------------------------------------------------------------------
Number of    Amount of
  Years       Monthly           Monthly Installment For     Monthly Installment For    Monthly Installment For
 Payable    Installment         Life No Period Certain              Life             Life Guaranteed Return Of
                                                              10 Years Certain                Proceeds
----------------------------------------------------------------------------------------------------------------
                        Age*   Male     Female   Unisex     Male    Female   Unisex   Male     Female   Unisex
----------------------------------------------------------------------------------------------------------------
                         50     $3.82     $3.70   $3.74     $3.80    $3.69    $3.72    $3.70   $3.62     $3.65
                         51      3.89      3.76    3.80      3.86     3.74     3.78     3.75    3.67      3.70
                         52      3.95      3.81    3.86      3.92     3.80     3.84     3.81    3.72      3.75

                         53      4.02      3.88    3.92      3.99     3.86     3.90     3.87    3.78      3.80
    5         17.91      54      4.10      3.94    3.99      4.06     3.92     3.96     3.93    3.83      3.86
    6         15.14      55      4.18      4.01    4.06      4.13     3.99     4.03     3.99    3.89      3.92
    7         13.16      56      4.26      4.08    4.14      4.21     4.06     4.10     4.06    3.95      3.98
    8         11.68      57      4.35      4.16    4.22      4.29     4.13     4.18     4.13    4.02      4.05
    9         10.53      58      4.44      4.24    4.30      4.38     4.21     4.26     4.20    4.08      4.12
    10         9.61      59      4.54      4.33    4.39      4.47     4.29     4.35     4.27    4.16      4.19
    11         8.86      60      4.64      4.42    4.49      4.57     4.38     4.44     4.36    4.23      4.27
    12         8.24      61      4.76      4.52    4.59      4.67     4.47     4.53     4.44    4.31      4.35
    13         7.71      62      4.88      4.63    4.70      4.78     4.57     4.63     4.53    4.39      4.43
    14         7.26      63      5.01      4.74    4.82      4.89     4.67     4.74     4.62    4.48      4.52
    15         6.87      64      5.15      4.86    4.94      5.01     4.78     4.85     4.72    4.57      4.62
    16         6.53      65      5.30      4.98    5.08      5.14     4.89     4.97     4.83    4.67      4.72
    17         6.23      66      5.46      5.12    5.22      5.27     5.02     5.09     4.94    4.78      4.82
    18         5.96      67      5.63      5.27    5.37      5.41     5.14     5.22     5.05    4.89      4.94
    19         5.73      68      5.81      5.42    5.54      5.55     5.28     5.36     5.17    5.00      5.05
    20         5.51      69      6.00      5.59    5.71      5.70     5.42     5.51     5.30    5.13      5.18
                         70      6.21      5.78    5.90      5.86     5.58     5.66     5.43    5.26      5.31
                         71      6.43      5.97    6.11      6.02     5.74     5.82     5.58    5.39      5.45
                         72      6.66      6.19    6.33      6.18     5.90     5.99     5.72    5.54      5.59
                         73      6.91      6.42    6.56      6.35     6.08     6.16     5.88    5.70      5.75
                         74      7.18      6.67    6.82      6.53     6.26     6.34     6.05    5.86      5.92
                         75      7.46      6.94    7.09      6.70     6.45     6.53     6.22    6.04      6.09
                         76      7.77      7.23    7.39      6.88     6.65     6.72     6.40    6.22      6.27
                         77      8.10      7.55    7.71      7.07     6.85     6.91     6.60    6.42      6.47
                         78      8.45      7.89    8.05      7.25     7.05     7.11     6.80    6.63      6.68
                         79      8.83      8.26    8.43      7.43     7.26     7.31     7.01    6.85      6.90
                         80      9.23      8.66    8.83      7.61     7.46     7.51     7.24    7.08      7.13
                         81      9.66      9.10    9.27      7.79     7.66     7.70     7.47    7.33      7.37
                         82     10.13      9.57    9.74      7.97     7.86     7.89     7.72    7.59      7.63
                         83     10.62     10.09   10.24      8.13     8.05     8.07     7.98    7.86      7.90
                         84     11.15     10.64   10.79      8.29     8.23     8.25     8.26    8.15      8.18
                         85     11.72     11.24   11.38      8.44     8.40     8.41     8.55    8.45      8.48
                         86     12.32     11.89   12.02      8.59     8.56     8.56     8.85    8.77      8.80
                         87     12.97     12.59   12.70      8.72     8.70     8.71     9.17    9.11      9.12
                         88     13.65     13.33   13.42      8.84     8.83     8.83     9.50    9.45      9.47
                         89     14.38     14.11   14.19      8.95     8.95     8.95     9.85    9.82      9.83
                         90     15.16     14.94   15.00      9.06     9.05     9.05    10.22   10.19     10.20
                         91     15.97     15.80   15.85      9.15     9.15     9.15    10.61   10.59     10.59
                         92     16.84     16.70   16.74      9.23     9.23     9.23    11.01   11.00     11.00
                         93     17.75     17.63   17.67      9.31     9.31     9.31    11.45   11.42     11.43
                         94     18.72     18.60   18.64      9.37     9.37     9.37    11.92   11.88     11.89
                         95     19.77     19.62   19.66      9.43     9.43     9.43    12.42   12.36     12.38
----------------------------------------------------------------------------------------------------------------

-----------------------------------
            Option 3, Table V
-----------------------------------

           Monthly Installment for
                   Life
            With Emergency Cash
-----------------------------------
 Age*      Male    Female  Unisex
-----------------------------------
  50      $3.57    $3.52    $3.54
  51       3.62     3.56     3.58
  52       3.67     3.61     3.63

  53       3.72     3.65     3.67
  54       3.77     3.70     3.73
  55       3.83     3.76     3.78
  56       3.89     3.81     3.83
  57       3.95     3.87     3.89
  58       4.01     3.93     3.96
  59       4.08     4.00     4.02
  60       4.15     4.06     4.09
  61       4.23     4.14     4.16
  62       4.31     4.21     4.24
  63       4.39     4.29     4.32
  64       4.48     4.38     4.41
  65       4.57     4.47     4.50
  66       4.67     4.56     4.59
  67       4.77     4.66     4.69
  68       4.88     4.77     4.80
  69       4.99     4.88     4.91
  70       5.12     5.00     5.03
  71       5.24     5.13     5.16
  72       5.37     5.26     5.29
  73       5.51     5.40     5.43
  74       5.65     5.55     5.58
  75       5.81     5.70     5.73
  76       5.97     5.87     5.90
  77       6.14     6.05     6.08
  78       6.33     6.24     6.25
  79       6.52     6.43     6.45
  80       6.71     6.62     6.65
  81       6.92     6.84     6.85
  82       7.13     7.07     7.08
  83       7.34     7.29     7.30
  84       7.57     7.55     7.56
  85       7.81     7.80     7.80
  86       8.10     8.06     8.06
  87       8.38     8.37     8.37
  88       8.67     8.67     8.67
  89       8.99     8.99     8.99
  90       9.33     9.33     9.33
  91       9.76     9.76     9.76
  92       10.18   10.18    10.18
  93       10.62   10.61    10.61
  94       11.07   11.06    11.07
  95       11.57   11.46    11.47
-----------------------------------

*Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

T890

                               Option 5, Table VI

                                      Monthly Installment For Joint and Full Survivor

-------------------------------------------------------------------------------------------------------------------------------
                                                             Age of Female Annuitant*
      Age of       ------------------------------------------------------------------------------------------------------------
        Male           15 Years        12 Years       9 Years       6 Years           3 Years                       3 Years
     Annuitant*       Less Than       Less Than      Less Than     Less Than         Less Than       Same As       More Than
                         Male            Male           Male          Male              Male           Male          Male
------------------ --------------- --------------- -------------- ---------------- -------------- --------------- -------------
       50              $3.06           $3.12           $3.19          $3.25            $3.31          $3.38          $3.44
       55               3.20            3.27            3.35           3.44             3.52           3.61           3.69
       60               3.37            3.47            3.57           3.68             3.79           3.91           4.02
       65               3.59            3.72            3.86           4.01             4.16           4.32           4.47
       70               3.88            4.06            4.25           4.45             4.67           4.89           5.11
-------------------------------------------------------------------------------------------------------------------------------
                                    Monthly Installment For Unisex Joint and Full Survivor
-------------------------------------------------------------------------------------------------------------------------------
                                                             Age of Joint Annuitant*
    Age of         --------------- --------------- -------------- ---------------- -------------- --------------- -------------
     First            15 Years        12 Years        9 Years         6 Years         3 Years        Same As        3 Years
   Annuitant*        Less Than       Less Than       Less Than    Less Than First    Less Than        First        More Than
                       First           First           First                           First                         First
------------------ --------------- --------------- -------------- ---------------- -------------- --------------- -------------
       50              $3.07           $3.13           $3.19          $3.25            $3.31          $3.37          $3.43
       55               3.20            3.28            3.36           3.44             3.52           3.60           3.67
       60               3.38            3.48            3.58           3.68             3.79           3.89           4.00
       65               3.61            3.73            3.87           4.01             4.16           4.30           4.44
       70               3.90            4.07            4.26           4.46             4.66           4.86           5.05
-------------------------------------------------------------------------------------------------------------------------------
*Adjusted Age as defined in Section 10.A.
-------------------------------------------------------------------------------------------------------------------------------



                               Option 5, Table VII
                               -------------------

                           Monthly Installment for Joint & Full Survivor (Life with Emergency Cash)
-------------------------------------------------------------------------------------------------------------------------------
                                                             Age of Female Annuitant
   Age of Male     -------------------------------------------------------------------------------------------------------------
   Annuitant*        15 Years        12 Years        9 Years         6 Years         3 Years        Same as        3 Years
                    Less Than       Less Than       Less Than       Less Than       Less Than         Male        More Than
                       Male            Male            Male            Male            Male                          Male
-------------------------------------------------------------------------------------------------------------------------------
       50             $3.02           $3.08           $3.13           $3.20           $3.26          $3.32          $3.37
       55              3.14            3.21            3.29            3.36            3.45           3.53           3.59
       60              3.29            3.38            3.48            3.58            3.69           3.80           3.88
       65              3.48            3.60            3.72            3.86            4.00           4.15           4.26
       70              3.72            3.88            4.05            4.23            4.42           4.62           4.77
-------------------------------------------------------------------------------------------------------------------------------
                       Monthly Installment for Unisex Joint & Full Survivor (Life with Emergency Cash)
-------------------------------------------------------------------------------------------------------------------------------
                                                             Age of Joint Annuitant
  Age of First     -------------------------------------------------------------------------------------------------------------
   Annuitant*        15 Years        12 Years        9 Years         6 Years         3 Years        Same as        3 Years
                    Less Than       Less Than       Less Than       Less Than       Less Than        First        More Than
                      First           First           First           First           First                         First
-------------------------------------------------------------------------------------------------------------------------------
       50             $3.02           $3.08           $3.14           $3.20           $3.26          $3.32          $3.36
       55              3.14            3.21            3.29            3.37            3.44           3.52           3.58
       60              3.30            3.39            3.48            3.58            3.68           3.79           3.86
       65              3.49            3.61            3.73            3.86            4.00           4.14           4.24
       70              3.74            3.89            4.06            4.24            4.42           4.60           4.74
-------------------------------------------------------------------------------------------------------------------------------
*Adjusted Age as defined in Section 10.A.
-------------------------------------------------------------------------------------------------------------------------------

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

                                     Page 19
TB890

                            VARIABLE PAYMENT OPTIONS
                       BASED ON ASSUMED INVESTMENT RETURN

     The amounts shown in these tables are the initial payment amounts based on a 5.0% Assumed Investment Return for each $1,000 of the proceeds.

-----------------------------------------------------------------------------------------------------------------------------------
                      Option 3-V, Table II                     Option 3-V, Table III                  Option 3-V, Table IV
-----------------------------------------------------------------------------------------------------------------------------------
                  Monthly Installment for Life             Monthly Installment for Life           Monthly Installment for Life
                        No Period Certain                        10 Years Certain                      With Emergency Cash
-----------------------------------------------------------------------------------------------------------------------------------
   Age*         Male         Female        Unisex        Male         Female        Unisex        Male       Female       Unisex
    50           $5.07       $4.93         $4.98          $5.04        $4.92        $4.95        $4.83        $4.76       $4.78
    51            5.13        4.99          5.03           5.09         4.96         5.00         4.87         4.80        4.82
    52            5.19        5.04          5.08           5.15         5.01         5.05         4.92         4.84        4.86
    53            5.26        5.10          5.14           5.21         5.07         5.11         4.96         4.88        4.91
    54            5.33        5.16          5.21           5.27         5.12         5.17         5.01         4.93        4.95
    55            5.40        5.22          5.27           5.34         5.18         5.23         5.06         4.98        5.00
    56            5.48        5.29          5.35           5.41         5.25         5.30         5.12         5.03        5.05
    57            5.57        5.36          5.42           5.49         5.32         5.37         5.18         5.08        5.11
    58            5.66        5.44          5.50           5.57         5.39         5.44         5.24         5.14        5.17
    59            5.75        5.52          5.59           5.66         5.47         5.52         5.31         5.20        5.23
    60            5.85        5.61          5.68           5.75         5.55         5.61         5.37         5.26        5.29
    61            5.97        5.70          5.78           5.85         5.63         5.70         5.45         5.33        5.37
    62            6.09        5.81          5.89           5.95         5.72         5.79         5.53         5.40        5.44
    63            6.21        5.91          6.00           6.06         5.82         5.89         5.61         5.48        5.52
    64            6.35        6.03          6.13           6.17         5.92         6.00         5.70         5.56        5.60
    65            6.50        6.16          6.26           6.29         6.03         6.11         5.79         5.65        5.69
    66            6.66        6.29          6.40           6.42         6.15         6.23         5.89         5.75        5.79
    67            6.83        6.43          6.55           6.55         6.27         6.36         6.00         5.85        5.89
    68            7.01        6.59          6.71           6.69         6.40         6.49         6.11         5.96        6.00
    69            7.21        6.76          6.89           6.83         6.54         6.63         6.23         6.07        6.12
    70            7.41        6.94          7.08           6.98         6.69         6.77         6.36         6.20        6.25
    71            7.63        7.14          7.28           7.13         6.84         6.93         6.49         6.33        6.38
    72            7.87        7.35          7.50           7.28         7.00         7.09         6.63         6.46        6.52
    73            8.12        7.58          7.74           7.45         7.17         7.25         6.78         6.62        6.66
    74            8.39        7.83          8.00           7.61         7.34         7.42         6.94         6.78        6.83
    75            8.68        8.11          8.28           7.78         7.52         7.60         7.11         6.95        7.00
    76            8.99        8.40          8.58           7.95         7.71         7.78         7.29         7.13        7.18
    77            9.32        8.72          8.90           8.12         7.90         7.97         7.47         7.33        7.36
    78            9.68        9.07          9.25           8.29         8.09         8.16         7.68         7.52        7.57
    79           10.06        9.45          9.63           8.47         8.29         8.34         7.88         7.74        7.79
    80           10.47        9.85         10.04           8.64         8.48         8.53         8.11         7.98        8.01
    81           10.91       10.30         10.48           8.80         8.67         8.71         8.34         8.23        8.26
    82           11.38       10.78         10.96           8.97         8.86         8.89         8.60         8.48        8.53
    83           11.88       11.30         11.47           9.12         9.04         9.06         8.84         8.75        8.77
    84           12.42       11.87         12.03           9.27         9.21         9.23         9.09         9.01        9.05
    85           12.99       12.48         12.63           9.41         9.37         9.38         9.35         9.31        9.32
    86           13.60       13.13         13.27           9.54         9.51         9.52         9.67         9.60        9.61
    87           14.26       13.84         13.96           9.67         9.65         9.65         9.96         9.90        9.91
    88           14.95       14.59         14.70           9.78         9.77         9.77         10.28       10.27        10.27
    89           15.69       15.39         15.48           9.89         9.88         9.88         10.61       10.61        10.61
    90           16.47       16.23         16.30           9.98         9.98         9.98         10.97       10.97        10.97
    91           17.29       17.10         17.16          10.07        10.07        10.07         11.36       11.36        11.36
    92           18.16       18.01         18.05          10.15        10.15        10.15         11.86       11.85        11.85
    93           19.07       18.95         18.98          10.22        10.22        10.22         12.33       12.32        12.32
    94           20.05       19.92         19.96          10.28        10.28        10.28         12.94       12.93        12.93
    95           21.09       20.94         20.99          10.34        10.33        10.33         13.47       13.45        13.46
-----------------------------------------------------------------------------------------------------------------------------------


*Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

H994

                               Option 5V, Table V

                                            Monthly Installment For Joint and Full Survivor

---------------------------------------------------------------------------------------------------------------------------------
                                                              Age of Female Annuitant*
     Age of        --------------------------------------------------------------------------------------------------------------
      Male             15 Years        12 Years        9 Years        6 Years          3 Years       Same As        3 Years More
   Annuitant*         Less Than       Less Than       Less Than      Less Than        Less Than        Male             Than
                        Male            Male            Male           Male             Male                            Male
---------------------------------------------------------------------------------------------------------------------------------
       50              $4.37           $4.42           $4.46          $4.51            $4.56          $4.62            $4.67
       55               4.48            4.54            4.60           4.67             4.74           4.81             4.88
       60               4.62            4.70            4.79           4.88             4.98           5.08             5.18
       65               4.81            4.92            5.04           5.17             5.31           5.46             5.61
       70               5.07            5.23            5.40           5.59             5.79           6.00             6.22
---------------------------------------------------------------------------------------------------------------------------------
                                           Monthly Installment For Unisex Joint and Full Survivor
---------------------------------------------------------------------------------------------------------------------------------
                                                              Age of Joint Annuitant*
     Age of        --------------------------------------------------------------------------------------------------------------
      First           15 Years        12 Years        9 Years         6 Years         3 Years         Same As      3 Years More
   Annuitant*        Less Than       Less Than       Less Than    Less Than First    Less Than         First        Than First
                       First           First           First                           First
---------------------------------------------------------------------------------------------------------------------------------
       50              $4.38           $4.42           $4.47          $4.51            $4.56          $4.61            $4.66
       55               4.48            4.54            4.60           4.67             4.73           4.80             4.87
       60               4.63            4.70            4.79           4.88             4.97           5.07             5.16
       65               4.82            4.93            5.05           5.17             5.30           5.44             5.57
       70               5.09            5.24            5.41           5.59             5.78           5.97             6.16
---------------------------------------------------------------------------------------------------------------------------------
*Adjusted Age as defined in Section 10.A
---------------------------------------------------------------------------------------------------------------------------------


                               Option 5V, Table VI

                              Monthly Installment For Joint and Full Survivor (Life with Emergency Cash)

---------------------------------------------------------------------------------------------------------------------------------
                                                              Age of Female Annuitant*
     Age of        --------------------------------------------------------------------------------------------------------------
      Male             15 Years        12 Years        9 Years        6 Years          3 Years       Same As        3 Years More
   Annuitant*         Less Than       Less Than       Less Than      Less Than        Less Than        Male             Than
                        Male            Male            Male           Male             Male                            Male
---------------------------------------------------------------------------------------------------------------------------------
       50              $4.34           $4.38           $4.42          $4.47            $4.51          $4.57            $4.61
       55               4.43            4.48            4.54           4.60             4.67           4.74             4.79
       60               4.55            4.62            4.70           4.78             4.88           4.97             5.05
       65               4.71            4.80            4.91           5.03             5.16           5.30             5.41
       70               4.92            5.05            5.21           5.38             5.56           5.76             5.91
---------------------------------------------------------------------------------------------------------------------------------
                           Monthly Installment For Unisex Joint and Full Survivor (Life with emergency Cash)
---------------------------------------------------------------------------------------------------------------------------------
                                                              Age of Joint Annuitant*
     Age of        --------------------------------------------------------------------------------------------------------------
      First           15 Years        12 Years        9 Years         6 Years         3 Years         Same As      3 Years More
   Annuitant*        Less Than       Less Than       Less Than    Less Than First    Less Than         First        Than First
                       First           First           First                           First
---------------------------------------------------------------------------------------------------------------------------------
       50              $4.34           $4.38           $4.42          $4.47            $4.51          $4.56            $4.60
       55               4.43            4.48            4.54           4.60             4.67           4.73             4.78
       60               4.55            4.62            4.70           4.78             4.87           4.96             5.03
       65               4.71            4.81            4.92           5.03             5.16           5.29             5.38
       70               4.93            5.07            5.22           5.38             5.56           5.74             5.87
---------------------------------------------------------------------------------------------------------------------------------
*Adjusted Age as defined in Section 10.A
---------------------------------------------------------------------------------------------------------------------------------

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company.

J994

                         SECTION 11 - GENERAL PROVISIONS

THE CONTRACT
The entire contract consists of this policy, and endorsements, if any.

MODIFICATION OF POLICY
No change in this policy is valid unless made in writing by us and approved by one of our officers. No Registered Representative has authority to change or waive any provision of Your policy.

TAX QUALIFICATION
This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this policy to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. We will send You a copy in the event of any such amendment. If You refuse such an amendment it must be by giving us written notice, and Your refusal may result in adverse tax consequences.

NON-PARTICIPATING
This policy will not share in our surplus earnings.

AGE OR SEX CORRECTIONS
If the age or sex of the Annuitant has been misstated, the benefits will be those, which the premiums paid, would have purchased for the correct age and sex. If required by law to ignore differences in the sex of the Annuitant, the annuity payments will be determined using the unisex factors in Section 10.

Any underpayment made by us will be paid with the next payment. Any overpayment made by us will be deducted from future payments. Any underpayment or overpayment, will include interest at 5% per year, from the date of the wrong payment to the date of the adjustment.

INCONTESTABILITY
This policy shall be incontestable from the Policy Date.

EVIDENCE OF SURVIVAL
We have the right to require satisfactory evidence that a person was alive if a payment is based on that person being alive. No payment will be made until we receive the evidence.

SETTLEMENT
Any payment by us under this policy is payable at our Home Office.

RIGHTS OF OWNER
The owner may, while the Annuitant is living:
1.   Assign this policy.
2.   Surrender the policy to us.
3.   Amend or modify the policy with our consent.
4.   Receive annuity payments or name a Payee to receive the payments.
5. Exercise, receive and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee or irrevocable beneficiary; and of the spouse in a community or marital property state.

Unless we have been notified of a community or marital property interest in this policy, we will rely on our good faith belief that no such interest exists and will assume no responsibility for inquiry.

CHANGE OF OWNERSHIP
In the case of a non-tax-qualified annuity, You can change the owner of this policy, from yourself to a new owner, in a notice You sign which gives us the facts that we need. When this change takes effect, all rights of ownership in this policy will pass to the new owner.

A change of owner will not be effective until it is recorded in our records. After it has been so recorded, the change will take effect as of the date You signed the notice. However, if the Annuitant dies before the notice has been so recorded, it will not be effective as to those proceeds we have paid before the change was recorded in our records.

We may require that the change be endorsed in the policy. Changing the owner does not change the beneficiary or the Annuitant.

A change of ownership may result in adverse tax consequences.

ANNUITY COMMENCEMENT DATE
The Annuity Commencement Date is the date annuity payments begin. In no event can this date be later than the last day of the policy month following the month in which the Annuitant attains age 98. You may change the Annuity Commencement Date at any time before the Annuity Commencement Date by giving us 30 days' written notice.

R140

ASSIGNMENT
(a) In the case of a non tax-qualified annuity, this Policy may be assigned. The assignment must be in writing and filed with us.

(b) We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment.

(c) This policy may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code. Ownership of this policy is then restricted so that it will comply with provisions of the Internal Revenue Code.

Assignment of this policy may result in adverse tax consequences.

BENEFICIARY
Death proceeds, when payable in accordance with Section 9, are payable to the designated beneficiary or beneficiaries. However, if there is a surviving owner(s), the surviving owner(s) automatically takes the place of any beneficiary designation. Such beneficiary(ies) must be named and may be changed without consent (unless irrevocably designated or required by law) by notifying us in writing on a form acceptable to us. The change will take effect upon the date You sign it, whether or not You are living when we receive it. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the date of death. Your most recent change of beneficiary notice will replace any prior beneficiary designations. No change will apply to any payment we made before the written notice was received. If an irrevocable beneficiary dies, You may designate a new beneficiary.

You may direct that the beneficiary shall not have the right to withdraw, assign or commute any sum payable under an option. In the absence of such election or direction, the beneficiary may change the manner of payment or make an election of any option.

If any primary or contingent beneficiary dies before the Annuitant, that beneficiary's interest in this policy ends with that beneficiary's death. Only those beneficiaries living at the time of the Annuitant's death will be eligible to receive their share of the Death Proceeds. In the event no contingent beneficiaries have been named and all primary beneficiaries have died before the death proceeds become payable, the owner(s) will become the beneficiary(ies) unless elected otherwise in accordance with Section 9. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living at the time the death proceeds become payable. If there is more than one beneficiary and You failed to specify their interest, they will share equally. Payment will be made to the named contingent beneficiary(ies) only, if all primary beneficiaries have died before the death proceeds become payable. If any primary beneficiary is alive at the time the death proceeds become payable, but dies before receiving their payment, their share will be paid to their estate.

PROTECTION OF PROCEEDS
Unless You so direct by filing written notice with us, no beneficiary may assign any payments under this policy before the same are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

DEFERMENT
We will pay any Partial Withdrawals or Surrender proceeds from the Separate Account within 7 days after we receive all requirements that we need. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Subaccounts and to the Fixed Account, and determination or payment of Partial Withdrawals or Surrender proceeds.

When permitted by law, we may defer paying any Partial Withdrawals or Surrender proceeds from the Fixed Account for up to 6 months from the date we receive Your request. If the owner dies after the request is received, but before the request is processed, the request will be processed before the death proceeds are determined. Interest will be paid on any amount deferred for 30 days or more. This rate will be 3% per year unless otherwise required by law.

REPORTS TO OWNER
We will give You an annual report at least once each Policy Year. This report will show the number and value of the accumulation units held in each of the Subaccounts as well as the value of the Fixed Account. It will also give You the Death Benefit, Cash Value, and any other facts required by law or regulation.

RB140

[Logo]
Transamerica Life Insurance Company                 Home Office:
A Stock Company (Hereafter called the               4333 Edgewood Road N.E.
Company, we, our or us)                             Cedar Rapids, Iowa 52499
                                                    (319)398-8511




                       SURRENDER CHARGE MODIFICATION RIDER

We issued this rider as a part of the policy to which it is attached.

The following language replaces the Surrender Charge Provision in Section 5 of Your policy:

SURRENDER CHARGES
Amounts withdrawn in excess of the surrender charge free amount specified in the withdrawal provisions above are subject to a surrender charge. The amount of this charge, if any, will be a percentage, as shown in the table below, of the amount of premium withdrawn:

                   Number of Years           Percentage of
                    Since Premium          Premium Withdrawn
                    Payment Date

                      0-1                          6%
                      1-2                          6%
                      2-3                          6%
                      3 or more                    0%

In any event, surrender charges will be waived after the tenth Policy Year.

For surrender charge purposes, all earnings are considered to be withdrawn first. After all earnings are withdrawn then the oldest premium payment is the first premium payment considered to be withdrawn. If the amount withdrawn exceeds this, the next oldest premium payment is considered to be withdrawn, and so on until the most recent premium payments are deemed to be withdrawn (the procedure being applied to Withdrawals of premium is a "First-In, First-Out" or FIFO procedure).

                        Signed for us at our home office.


           /s/ Craig D.Vermie                         /s/ Larry N. Norman

             SECRETARY                                   PRESIDENT


RLS1 1101

[Logo]
[Transamerica Life Insurance Company              Home Office:
A Stock Company (Hereafter called the             4333 Edgewood Road N.E.
Company, we, our or us)                           Cedar Rapids, Iowa 52499
                                                  (319)398-8511





                                      INDEX
                                                           Page
Accumulation Units .......................................    9
Age or Sex Corrections ...................................   22
Annuity Commencement Date ................................   22
Annuity Payments .........................................   14
Adjusted Policy Value ....................................    4
Assignment ...............................................   23
Beneficiary ..............................................   23
Cash Value ...............................................    5
Contract .................................................   22
Death Proceeds ...........................................   12
Definitions ..............................................    2
Dollar Cost Averaging Option .............................   11
Evidence of Survival .....................................   22
Excess Interest Adjustment ...............................    5
Fixed Account ............................................   10
Guaranteed Minimum Death Benefit .........................   12
Guaranteed Return of Fixed Account Premium Payments ......    8
Guaranteed Periods .......................................   10
Incontestability .........................................   22
Modification of Policy ...................................   22
Non-participating ........................................   22
Option to Change Annuity Commencement Date ...............   22
Partial Withdrawals ......................................    6
Payee ....................................................   15
Payment of Premiums ......................................    4
Payment Option Tables ........................   18, 19, 20, 21
Policy Data Page .........................................    3
Policy Value .............................................    4
Proof of Age .............................................   15
Protection of Proceeds ...................................   23
Right to Cancel ..........................................    1
Rights of Owner ..........................................   22
Separate Account .........................................    8
Service Charge ...........................................    4
Settlement ...............................................   22
Surrender Charges ........................................    8
Transfers ................................................   10

                       Flexible Premium Variable Annuity
                  Income Payable At Annuity Commencement Date
           Benefits Based On The Performance Of The Separate Account
Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                               Non-Participating


Y731